SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2005

GOVERNMENT PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-31962	20-0611663

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 Regency Circle, Suite 100, Omaha, Nebraska	68114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(402) 391-0010

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Acquisition of Assets

     On June 27, 2005, Government Properties Trust, Inc. (GPT) completed its previously announced acquisition of the Drug Enforcement Administration Special Testing Lab building at 22624 Dulles Summit Court, Sterling, Virginia (the Sterling property) for approximately $19.5 million. The purchase price was determined through arms-length negotiations between GPT and the members of Loudoun Building LLC and Williams and Fulton Associates Limited Partnership, unrelated parties with an address at 560 Herndon Parkway, Herndon, VA. GPT funded the purchase price with cash on hand and the assumption of a mortgage loan from a financial institution in the amount of $15.8 million. The mortgage loan bears interest at a fixed rate of 7.98% with principal and interest payments due monthly through February 2020.

     The Sterling property, completed in March 2002, totals approximately 49,692 rentable square feet situated on approximately 6.8 acres. The Sterling property is 100% leased by the federal government under a modified gross lease and is occupied by the US Drug Enforcement Administration. The current lease with the federal government expires in March 2020.

Item 9.01. Financial Statements and Exhibits

     (a) Financial statements of business acquired.

     To be filed by amendment as soon as practicable, but not later than September 9, 2005.

     (b) Pro forma financial information

     To be filed by amendment as soon as practicable, but not later than September 9, 2005.

     (c) Exhibits

     None

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOVERNMENT PROPERTIES TRUST, INC.
Date: June 30, 2005	By:	/s/ Nancy D. Olson
Nancy D. Olson
Chief Financial Officer and Treasurer